Exhibit 99.1

For more information, contact:

Ronald L. Smith

Chief Financial Officer

(336) 316-5545

Unifi, Inc. Completes Call for Partial Redemption

of its 11.5% Senior Secured Notes due 2014

GREENSBORO, N.C., August 5, 2011 — Unifi, Inc. (NYSE: UFI) announced today that it has completed the previously announced redemption of an aggregate principal amount of $10,000,000 of its 11.5% Senior Secured Notes due 2014 (the “Notes”). The Company redeemed the Notes pursuant to their terms at 102.875% of the principal amount plus unpaid and accrued interest.

The total aggregate redemption price was approximately $10.5 million, including approximately $0.3 million in accrued interest. The Company financed the redemption through borrowings under its revolving credit facility. Since June 30, 2010, the Company has retired $55.0 million in principal amount of the Notes. Upon completion of this partial redemption, approximately $123.7 million principal amount of the Notes remain outstanding.

As a result of this partial redemption, the Company expects to record in the first quarter of fiscal 2012 a one-time charge for early extinguishment of debt of $0.5 million (of which $0.2 million is a non-cash charge related to the write off of unamortized debt issuance costs), or about $0.02 per share. The Company expects this partial redemption to result in savings of approximately $0.8 million in annualized net interest expense.

Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: AIO® — all-in-one performance yarns, SORBTEK®, A.M.Y.®, MYNX® UV, REPREVE®, REFLEXX®, MICROVISTA® and SATURA®. Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit www.unifi.com, or to learn more about REPREVE®, visit www.repreve.com.

Unifi, Inc. Completes Call for Partial Redemption of its 11.5% Senior Secured Notes due 2014 – page 2

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about Unifi, Inc.’s (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, the success of our subsidiaries, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

-end-